EXHIBIT 10.52
May 13, 2002
Mr. David L. Mochalski
Dear Mr. Mochalski:
I am pleased on behalf of En Pointe Technologies (“En Pointe” or “the Company”) to submit to you the following offer of employment as a Area Director. This agreement supercedes any and all previous employment agreements, with the key points of as outlined below and in Attachments “A” through “D” which follow.

EFFECTIVE DATE	•	You will commence your employment with En Pointe on January 7, 2002

	•	Upon acceptance, this date will also serve as your hire date for benefit and length-of-service purposes in accordance with applicable Company policies.

JOB DUTIES	•	Continuing to report to the Senior Vice President-Sales or designee and based out of En Pointe’s Corporate Office, you shall perform all the usual duties of Area Director, including (but not limited to) those outlined in ATTACHMENT “A” of this agreement.

COMPENSATION	•	For this full-time, exempt position, you shall be compensated as outlined in ATTACHMENT “B” of this agreement.

BENEFITS	•	The Company will provide you with benefits pursuant to our regular Company policies. A brief summary of the major benefits for which your position is eligible appears as ATTACHMENT “C” of this agreement. For more information, please refer to En Pointe Technologies’ Employee Handbook or contact Corporate Human Resources.

GENERAL PROVISIONS	•	You agree to abide by all of the general provisions that govern this agreement and are shown in ATTACHMENT “D” of this agreement.
Please finalize your acceptance of this agreement by initialing the bottom of each page of this letter (including each page of Attachment A through D inclusive) where indicated, as well as signing the “Acceptance Clause” at the end of this letter. Return the signed letter within seven (7) days from the date of this letter to: Robert D. Chilman, Vice President-Human Resources, En Pointe Technologies, 100 North Sepulveda Blvd, 19th Floor, El Segundo, CA 90245.
It is understood and agreed that if En Pointe Technologies does not receive your signed acceptance by the due date indicated above, this offer shall expire. Please bring proof of your identity and your authorization to work in the United States on your first day of employment and a voided personal check (to set up direct payroll deposit to your personal checking account) on your first day of employment.
Welcome to the En Pointe Technologies team! We look forward to working with you to fulfill our mission of becoming the premiere provider of information technology and technical services for corporate clientele.
Sincerely,
/s/ Robert D. Chilman
Robert D. Chilman
Vice President-Human Resources
ACCEPTANCE CLAUSE: My signature below indicates that I have read, understand and accept the terms and conditions which have been outlined in this offer letter and all of its Attachments A through D which follow.

Employee Signature:	Date: 05/28/02

/S/ David L. Mochalski

Mr. David L. Mochalski
May 13, 2002

Attachments for Offer Letter of
David L. Mochalski
THE EMPLOYEE MUST READ AND INITIAL THE BOTTOM OF EACH PAGE
FOR ALL OF THE FOLLOWING ATTACHMENTS:

ATTACHMENT A:	JOB DUTIES FOR AREA DIRECTOR

ATTACHMENT B:	COMPENSATION

ATTACHMENT C:	BENEFITS SUMMARY

ATTACHMENT D:	GENERAL PROVISIONS
READ & AGREED (INITIALS):
DM:___ (EMPLOYEE)
RC:_____ (EN POINT TECHNOLOGIES)

Mr. David L. Mochalski
May 13, 2002

ATTACHMENT A: JOB DUITES FOR AREA DIRECTOR

OVERVIEW	The position of Area Director achieves or exceeds assigned sales objectives in a specific geographic market, industry territory or territories by coordinating and directing the operation of assigned branches and personnel to ensure efficiency and profitability. The Area Director shares responsibility for the ability of the sales force in assigned branches to develop profitable new customer accounts, maintain profitable existing customer accounts, and ensure ongoing customer satisfaction through good service and follow-up.

ESSENTIAL RESPONSIBILITIES	The essential responsibilities and activities described below are typical for an incumbent in this job. This is not intended as an exhaustive list of tasks performed; depending on organizational requirements, other duties may be assigned.
1.	Building a team to profitably support the company’s products and services to customers in the territories associated with assigned branch offices and markets. As of this writing, “assigned branch offices and markets” is defined to mean the En Pointe Technologies’ sales organizations in the Boston, Denver, Minneapolis (specifically those Minneapolis (specifically those Minnesota staff not otherwise assigned to other Directors), New York, Portland, San Jose and Seattle markets. For the purposes of calculating compensation under this Agreement in markets reporting to multiple Directors, only those sales staff assigned to you shall be recognized. (Any change in assigned branches or markets must be in writing with the written pre-approval of the Senior Vice President-Sales.)

2.	Managing the overall direction, coordination, and evaluation of assigned Branch Offices and their related markets to achieve financial targets.

3.	Assisting the Senior Vice President-Sales in formulating and administering organization policies by performing the following duties personally or through subordinate managers:
3.1.	Participating in formulating and administering company policies and developing long-range goals and objectives.

3.2.	Directing and coordinating the activities of assigned Branch Offices for which responsibility is delegated to further attainment of goals and objectives, such as:

3.3.	Obtaining profitable sales at assigned Branch Offices and their associated territories.

3.4.	Meeting or exceeding assigned quotas.

3.5.	Developing accounts or territories of your assigned Branch Offices to realize their full sales potential.

3.6.	Reviewing and analyzing activities, costs, and operations of assigned Branch Offices to track their progress toward stated goals and objectives.

3.7.	Conferring with the appropriate Corporate Office and field personnel to review achievements and discuss required changes in goals or objectives resulting from current status and conditions.
4.	Carrying out supervisory responsibilities in accordance with the organization’s policies and applicable laws; include interviewing, hiring, and training employees; planning, assigning, and directing work; appraising performance; rewarding and disciplining employees; addressing complaints and resolving problems.

5.	Attending Company training, meetings or other job-related activities as required.

6.	Preparing, maintaining and submitting sales and call records or other job-related documentation (paper or electronic) in an accurate and timely fashion. Includes performing accurate data entry to En Pointe’s information system as appropriate.

7.	Maintaining and utilizing job-related skills and knowledge, such as:
7.1.	Professional presentation, selling, interpersonal and written/oral communication skills;

7.2.	A thorough and current knowledge of the company’s products, services, sales strategies and policies regarding pricing, delivery installation and technical services offerings;

7.3.	A current awareness of competitor current product offerings and pricing.
8.	Conducting and managing business in accordance with the Company’s policies and procedures; includes:
8.1.	Maintaining a high standard of business and ethical conduct with our customers, vendors and employees;

8.2.	Following workplace operating and environmental, health and safety procedures and guidelines.

OTHER RESPONSIBILITIES	1.	Performing all of your work to your highest standards of skill, competency and efficiency;

	2.	Devoting your full business time, attention and energy to En Pointe exclusively (other than as specifically allowed in writing by En Pointe); and

	3.	Giving your best efforts and skill in the best interest of En Pointe.
READ & AGREED (INITIALS):
DM:___ (EMPLOYEE)
RC:_____ (EN POINT TECHNOLOGIES)

Mr. David L. Mochalski
May 13, 2002

ATTACHMENT B: COMPENSATION
TABLE 1 OF 6: CORE COMPENSATION
(En Pointe Technologies reserves the right to change, amend, modify or cancel compensation terms as business conditions dictate.)

Base Wage or Salary (*)			Bonus (*)

•	A base salary of five thousand and no cents ($5,000.00) per semi-monthly pay period.	•	Employee shall be eligible for quarterly bonus at the sole discretion of the Company’s Chief Executive Officer (CEO) and Board of Directors. Any quarterly bonus considered under this
•	There are twenty-four (24) semi-monthly pay periods in a payroll year.		Agreement shall be further subject to the condition that the Company’s cumulative pre-tax net income is positive at time of bonus consideration. As used in this Agreement, “pre-tax net income” shall mean positive pre-tax income of the Company after including the accrued cost of any bonuses paid to Company executives.

		•	The CEO may elect to waive (in writing) the aforementioned profitability requirement for bonus in any given quarter; however, any waiver of any requirements of this section, or the failure of any party to exercise any right granted to it hereunder shall not operate or be construed as the waiver of any subsequent breach by such other party nor the waiver of the right to exercise any such right.

		•	If any bonus is declared or paid, it shall be subject to such withholding as is required by law.
TABLE 2 OF 6: EXPENSE REIMBURSEMENT

1)	You shall be reimbursed through Corporate Accounts Payable for those reasonable and actual expenses incurred in the performance of your job duties as outlined in Attachment “A” of this Agreement that are:
a)	Approved in writing by your immediate manager prior to being incurred; AND

b)	Are documented and submitted in accordance with applicable Company policies and practices
2)	Reimbursement applies to reasonable business airfare, lodging and customer entertainment. There is NO reimbursement for cell phones or mileage.
TABLE 3 OF 6: PAYMENT SCHEDULE
Time schedule and other guidelines for payment of compensation are as follows:

	1.	All employee wages, salaries, commission and bonuses are paid through payroll.

	2.	Designated paydays are the seventh (7th) day and the twenty-third (23rd) day of each month.

General		2.1.	The payroll of the seventh (7th) pays wages, salaries and draws for work performed between the sixteenth (16th) day through the last day of the prior month. Example: Payday of July 7, 2000 pays wages, salaries and draws for June 16, 2000 through June 30, 2000.

		2.2.	The payroll of the twenty-third (23rd) pays wages, salaries and draws for work performed between the first (1st) day through the fifteenth (15th) day of the current month. Example: Payday of July 23, 2000 pays wages, salaries and draws for July 1, 2000 through July 15, 2000. The payroll of the twenty-third (23rd) pays also pays commissions as outlined below.

Direct Deposit	1.	You agree to have your paychecks transmitted via Direct Deposit to your bank checking and/or savings account.
READ & AGREED (INITIALS):
DM:___ (EMPLOYEE)
RC:_____ (EN POINT TECHNOLOGIES)

Mr. David L. Mochalski
May 13, 2002

ATTACHMENT B: COMPENSATION (CONTINUED)
TABLE 4 OF 6: COMPENSATION RELATED BUSINESS DEFINITIONS (LISTED IN ALPHABETICAL ORDER)

1.	ADJUSTMENTS: Any Cost of Goods Sold that is not a PRODUCT COST or a TRANSACTION COST. Adjustments can be positive or negative; the examples below are references only and are not all-inclusive.
1.1.	Examples of positive adjustments are rebates, properly approved load reductions, and eligible price protection.

1.2.	Examples of negative adjustments are chargebacks, such as for invoices over 74-days old; system generated credits to customers; inbound & outbound freight; return product fees; Account Executive expenses (including travel); special order charges; small order charges; travel expenses for services technical labor; special arrangements that are directly associated with a specific customer or project, such as van rentals, leasing or purchasing.
2.	BASE SALARY: A fixed dollar amount paid for all hours worked in a pay period, regardless of how many hours or how few. If applicable, paid time off is calculated against base salary only, not against total earnings.

3.	BLENDED GROSS MARGIN: The GROSS MARGIN for all sales (hardware, services, software) invoiced by an Account Executive under his or her unique identifying sales ID numbers for a given period (sales month or sales quarter.)

4.	COMMISSION: Percentage of GROSS MARGIN DOLLARS paid to Account Executives and/or Customer Sales Representatives per En Pointe’s published Sales Plans guidelines. All commissions are considered earned only when they are legitimately invoiced through the appropriate company billing systems and delivered to the customer and paid for by the customer.

5.	COST OF GOODS SOLD: The sum of all PRODUCT COSTS, TRANSACTION COSTS and ADJUSTMENTS as defined by En Pointe in its automated and manual systems; applicable to products or services sold to a customer.

6.	DRAW: Compensation paid to an Account Executive as an advance (i.e., loan) against future earned commission. All draws are paid at the discretion of En Pointe Technologies; the standing expectation is that any Account Executive who receives a draw will generate sufficient commissions to cover their draw, regardless of whether the draw is guaranteed or recoverable.

7.	GROSS MARGIN: A percentage calculated by dividing GROSS MARGIN DOLLARS (GMD) by sales for a given period (sales month or sales quarter). Example: If GMD = $50,000 and sales = $500,000, then GROSS MARGIN = 10%.

8.	GROSS MARGIN DOLLARS (GMD): The difference between the price En Pointe invoices its customers for products and/or services (before any applicable sales tax) and En Pointe’s COST OF GOODS SOLD. Example: If the customer invoice is for $1,000 (before tax) and the COST OF GOODS SOLD is $950, the GROSS MARGIN DOLLARS on the order total $50. Also referred to as “Final Commissionable GMD” in the commission statements that are issued monthly on the 23rd of each month.

9.	PRODUCT COST: The amount as defined by En Pointe in its automated and manual systems that applies to products or services sold to a customer, which is based on PURCHASE PRICE plus mark-ups (mark ups may vary from product to product, item to item, vendor to vendor, etc.)

10.	PURCHASE PRICE: The amount En Pointe pays a vendor for a product or service.

11.	RAMP UP PERIOD: Up to the first six (6) months of a new hire Account Executive’s employment; the time allotted to build a book of business, (re)establish customer relations and generate sufficient commissions to meet or exceed any draw paid within the ramp up period. See En Pointe Technologies’ “Sales Plan” for related information.

12.	REVENUE: The gross dollars paid by a customer to En Pointe for its products and/or services.

13.	TRANSACTION COST: The costs as defined by En Pointe for processes involved in selling products or services to customers. TRANSACTION COSTS are costs in addition to En Pointe’s PRODUCT COSTS.
READ & AGREED (INITIALS):
DM:___ (EMPLOYEE)
RC:_____ (EN POINT TECHNOLOGIES)

Mr. David L. Mochalski
May 13, 2002

ATTACHMENT B: COMPENSATION (CONTINUED)
TABLE 5 OF 6: COMPENSATION RELATED BUSINESS PRACTICES

You agree to support and/or implement the following business practices terms and conditions (see other portions of TABLES 1 THROUGH 6 of this Attachment “B” for examples of other adjustments and related definitions):
1.	ORDER ENTRY: You agree to ensure that the all of the orders you enter are entered accurately into En Pointe’s information system as follows:
1.1.	To the greatest extent possible, services should be entered under sales orders which are separate from product sales orders.

1.2.	Services should not be bundled in with product sales, except for those services SKUs which are recognized by the Company as product, such as service packs and warranty upgrades, or Services which are provided as part of a lease. All other exceptions to the requirement of not bundling services requires the prior written approval of either the Senior VP-Sales or the VP-Global Services. Bundling of services as product in violation of the above guidelines is grounds for corrective action, up to and including, termination of employment.
2.	FEES: Fees for RMAs (return product) and Change Orders will be charged per Company policy.

3.	FREIGHT COSTS: Actual freight charges from vendors and carriers – either out of En Pointe Technologies’ Configuration Center or elsewhere – will be charged against GMD as a cost of doing business (cost-of-goods).

4.	CONFIGURATION COSTS: Configuration charges from En Pointe Technologies Configuration Centers will be charged against GMD.

5.	CHARGE BACK POLICIES:
5.1.	CHARGEBACKS FOR UNPAID INVOICES: En Pointe Technologies reserves the right to charge back the amount of commission on all unpaid invoices that are outstanding more than seventy-four (74) days from invoice date.

5.2.	CHARGEBACKS (FOR REASONS OTHER THAN UNPAID INVOICES): In the event that a draw or commissions credited to an Account Executive is charged back, or in the event that any funds are advanced to the Account Executive which are subsequently discovered to be, or are deemed to be, unearned, the Account Executive shall be liable for the return of said funds within ninety (90) days from the date that monies are advanced or credited to him/her.
6.	SPIFFS, VENDOR ADJUSTMENTS AND REBATES: At the discretion of the Company, sales personnel – typically Account Executives and/or Customer Sales Representatives may be eligible to participate in vendor incentive programs that are designed to increase the sales rate of certain products. Said participation shall be subject to the following guidelines:
6.1.	The program must be approved by En Pointe Technologies prior to employee participation.

6.2.	En Pointe Technologies reserves the right to place a minimum gross margin requirement on the program to ensure profitable transactions and, from time to time, the program may have a minimum qualifier and a maximum payout (details are typically included in the program announcement.) In the event that any minimum margin guidelines are not met, En Pointe Technologies reserves the right to reverse any spiff and rebate payments, with the funds reverting to the Company.

6.3.	Employee eligibility for, and/or participation in, all spiffs, vendor adjustments and rebates ceases upon termination of employment. In order to receive a vendor promotion or spiff, the Account Executive must be an active employee of En Pointe Technologies at the time of payment is made to En Pointe.
7.	SALES SUPPORT CHARGES:
7.1.	CSR: If an Account Executive has more than one (1) Customer Sales Representative (CSR), then the full cost of the first CSR is borne by the Company. For the second CSR and beyond, the Account Executive’s GMD shall be charged on a monthly basis for the cost of salary plus benefits burden.

7.2.	IAM: The Account Executive’s monthly product commission rate will be reduced 2.5% for each account supported by one or more IAM. Executives supported by Inside Account Managers (IAMs) will be reduced 2.5%. Examples:

	EXAMPLE #1			EXAMPLE #2
	ACCOUNT A		ACCOUNT B	ACCOUNT A		ACCOUNT B
Account GMD for the month:	$100,000		$40,000	$100,000		$40,000
Number of Inside Account Managers (IAM’s) per Account:	1		1	2		0
Unadjusted Product Commission Rate:	22.5%		22.5%	22.5%		22.5%
Less IAM Charge:	- 2.5%		- 2.5%	- 5.0%		- 0.0%
Adjusted Product Commission Rate:	20.0%		20.0%	17.5%		22.5%
Unadjusted Product Commission:	$22,500		$9,000	$22,500		$9,000
Adjusted Product Commission:	$20,000		$8,000	$17,500		$9,000

Total Commission Difference -$		- $3,500			- $5,000
Total Commission Difference -%:		- 2.5%			- 3.6%
8.	SPECIAL ORDER CHARGE: Special orders for each item that is not available through our EDI vendors will incur a markup determined by En Pointe Technologies. Special orders are defined as products obtained from 3rd party vendors. This transaction cost covers the additional business expense of manually handling and processing these orders.
READ & AGREED (INITIALS):
DM:___ (EMPLOYEE)
RC:_____ (EN POINT TECHNOLOGIES)

Mr. David L. Mochalski
May 13, 2002

ATTACHMENT B: COMPENSATION (CONTINUED)
TABLE 6 OF 6: COMMISSIONS & EMPLOYMENT
1.	WHEN COMMISSIONS ARE EARNED – Commissions are considered “earned” for pay purposes under this Agreement under the following guidelines:
1.1.	Commissions are deemed “earned” only for those En Pointe Technologies products and services for which all of the following conditions have been met:
1.1.1.	They had been legitimately invoiced through the appropriate company billing systems; and

1.1.2.	Delivered to the customer; and

1.1.3.	Paid for by the customer within seventy-four (74) days.
1.2.	In accordance with the above, deferred revenue (i.e., revenue where the customer pays in advance for products and services delivered over time) shall be recognized for pay purposes under this agreement only to the extent that En Pointe’s GAAP accounting practices allow it to recognize the cause associated with said revenue. Example: customer pays $300,000 on January 1st for services delivered from January 1st through March 31st at the rate of $100,000 per month. On February 23rd – the payday for the calendar sales month of January – En Pointe will pay the Account Executive for services revenue on $100,000 because only one (1) month of services has been delivered at that point. The Account Executive will not be paid on February 23rd against $300,000 in revenue, because not all the services which go against the full $300,000 have been delivered. Similarly, because all eligibility for commissions ceases when employment terminates for any reason, an Account Executive will not be paid for any deferred revenue which is recognized after the date of termination. (See Item 4 of this table below.)
2.	COMMISSION PAYMENTS ARE ADVANCES — For commission calculation purposes, all products and services invoiced to a customer within a given calendar month may contribute towards that month’s commission calculation. However, any and all commission payments made prior to En Pointe Technologies receiving payment from a customer are considered advances on earnings. Although it is not required to do so, En Pointe Technologies elects to advance commission earnings against the payment schedules outlined in the Company’s Sales Plans and/or employment agreements. Commissions are not considered earned unless all of the conditions outlined in Item 1 above have been met.

3.	GRAY MARKET TRANSACTIONS — A commission credited to you is subject to delay, modification or voiding if any transaction is illegal, unethical or is a “gray market” transaction. A “gray market” transaction is defined as sales to any entity or individual that resells product purchased from En Pointe Technologies.

4.	COMMISSIONS AT TERMINATION – In the event of termination of employment for any reason, eligibility for any and all commissions under this Agreement ends on the date of termination or last day of work, whichever is sooner. Eligibility for final commission shall further be subject to the following guidelines:
4.1.	No Advance – Upon termination of employment for any reason, there will be no advance of (final) commission for any reason. Final commission shall be calculated and paid upon receipt of funds from the customer, and as applicable, be further subject to adjustments as outlined below.

4.2.	Post Termination Adjustments - Any negative commissions and reversals generated for up to ninety (90) days following the last day of active employment will be applied against final commission payment(s). Any monies advanced in excess of earnings will be recoverable from any wages or commissions due. The cost of any En Pointe Technologies assets not returned to the company will also be deducted from final commission earnings to the extent allowed by applicable employment law.

4.3.	Eligibility – Eligibility for all product and services commission extends only to those orders which have been invoiced up through the date of the Plan participant’s termination or last day of work, whichever is sooner, and is further subject to the contents of this TABLE 9, including (a) meeting all conditions for being considered earned; (b) guidelines for payment against deferred revenue and (c) any applicable adjustments and/or charge backs (such as charge backs for invoices unpaid over 74 days, and/or chargeback as outlined in the applicable portions of TABLES 6 through TABLE 9 of this Attachment “B”).
5.	LEAVES OF ABSENCE
5.1.	If a Plan participant departs on an approved medical leave of absence for a full calendar month or more during the calendar year, this Plan is null and void during the official leave period.

5.2.	(S)he will earn compensation up to the date in which leave commences and then re-commencing as of the date in which the individual returns from leave. Product or services business that are invoiced during the leave period will not be counted towards the participant’s compensation. For the purposes of calculating the employee’s disability benefit while on an approved medical leave of absence, his/her eligible wages will be adjusted accordingly by En Pointe Technologies’ Corporate Human Resources Department.
6.	DEATH OF EMPLOYEE
6.1.	In the event of death of the employee covered by this agreement, the spouse or other designated beneficiary will receive any unpaid wages and/or commissions due on behalf of the employee.
READ & AGREED (INITIALS):
DM:___ (EMPLOYEE)
RC:_____ (EN POINT TECHNOLOGIES)

Mr. David L. Mochalski
May 13, 2002

ATTACHMENT C: BENEFITS SUMMARY
The following is a brief summary of the major benefits for which your position is eligible against your original date of hire.
For more information, please refer to En Pointe Technologies’ Employee Handbook or contact Corporate Human Resources.

Benefit	When Eligible		Summary Description

	1st of month following hire date.	•	Medical, dental & vision (partly paid for by employee contributions); can be elected separately or in combination. Available as either an HMO or indemnity (PPO) type plan (varies by state).

Group Health		•	Life, Accidental Death & Dismemberment of 1x annual salary ($30K min / $200K max) or $55,200 for commission-only employees (100% company paid).

		•	Long-Term Disability Insurance (100% company paid).

	1st of month following six (6) months of employment.	•	Allows eligible employees to set aside money through payroll deduction on a pre-tax basis to be reimbursed for:

Section 125 Flexible Spending Account		•	Dependent child care expenses (up to $5,000 per plan year); or

		•	Eligible medical expenses which are not normally reimbursed under their En Pointe’s or spouse’s coverage (up to $3,000 per plan year).

Employee Stock Purchase Plan	First offering period after ninety (90) days of employment (provided assigned work schedule is not less than 20 hours per week for 5 months per calendar year).	•	Allows purchase of En Pointe Technologies stock at a 15% discount through voluntary payroll deduction in whole percentage increments from 1% through 20%.
		•	Enter twice a year on designated offering periods that are established at Company discretion.

401(k) Plan	Start of first (1st) calendar quarter after approximately six (6) months of continuous employment.	•	Employee Retirement Savings Plan funded through pre-tax employee contributions (voluntary payroll deduction).

	As of date of hire.	Accrued each pay period, and usable as accrued.
		Years of	Accrued Per
		Employment	Pay Period

Vacation Time (*)		1 to 5	3.34 hours (equal to 80 hours a year maximum)
		5 and over	5.00 hours (equal to 120 hours a year maximum)

Sick Time (*)(**)	As of date of hire, on a calendar year basis.	Calendar year benefit as follows: 1st Calendar Year (hire date through year-end): 40 hours 2nd Calendar Year onward: 40 hours

Holidays (*) (**)	As of date of hire, on a calendar year basis.	•	Eight and a half holidays: New Year’s Day, President’s Day, Memorial Day, July 4th, Labor Day, Thanksgiving Day, Thanksgiving Friday, half-day Christmas Eve, Christmas Day.

Floating Holiday (*) (**)	After 1 year of employment, then on an anniversary year basis thereafter.	•	One day per anniversary year.

	1st of month following 30 days of employment.	•	Allows eligible En Pointe employees in locations without a State Disability Insurance program to be covered by a short-term disability plan modeled on California SDI.

Short-Term Disability (Outside California)		•	This benefit is 100% company paid and is automatically applied to eligible employees in applicable En Pointe locations; no “enrollment” is necessary.

Business Travel Accident Insurance	1st of month following 30 days of employment.	•	Coverage in the amount of $100,000. This benefit is 100% company paid.

(*)	Paid time calculated off of base wage or salary only.

(**)	Unused paid time does not carry over and has no monetary value upon termination of employment.
READ & AGREED (INITIALS):
DM:___ (EMPLOYEE)
RC: ____ (EN POINTE TECHNOLOGIES)

Mr. David L. Mochalski
May 13, 2002

ATTACHMENT D: GENERAL PROVISIONS
You understand and agree that this offer is subject to all of the following general provisions A through L listed below:

A. Employment Status	1.	Your employment with En Pointe Technologies is “at will,” which means that it may be terminated for any reason, with or without cause or notice, at any time by either you or the Company. The “at-will” nature of this employment relationship is the complete statement of the relationship in that no other part of this letter, or any other Company documents or oral or written statements issued by any Company representative can vary the “at-will” nature of this relationship. Similarly, neither the presence nor absence from time to time of disciplinary procedures, such as warnings or probation, shall alter the “at-will” nature of your employment relationship with En Pointe Technologies.

	1.	During your employment by En Pointe Technologies, you agree not to act in any manner contrary to the best interests of the company, its parent, subsidiary or affiliated companies, or its employees.

B. Business Conduct	2.	During your employment by En Pointe, you will not (other than specifically allowed in writing by En Pointe) engage in, or have any financial interest in, or render any service in any capacity to any competitor, customer or supplier of En Pointe, and forever thereafter, you will, upon demand (or termination of your employment) immediately return all Company property and you will not (other than specifically allowed in writing by En Pointe) solicit or encourage a Company employee to work elsewhere or disclose or use any trade secret or confidential information of En Pointe. You understand that the term “trade secret” or “confidential information” means any formula, pattern, compilation, program, device, method, technique or process and includes, without limitation, all other information concerning En Pointe, any parent, any subsidiary, any affiliate, any supplier or any customer (including, but not limited to, information regarding the peculiarities, preferences and manner of doing business) that is not generally known to the public or to other persons.

	3.	You also agree that your remedy at law for your breach of this paragraph is inadequate and that En Pointe, in addition to any other remedy, can seek appropriate injunctive relief from an appropriate California court or arbitrator, at is election.

C. Company Policies	1.	You will be subject to and you will adhere to all of En Pointe’s policies which are generally applicable to En Pointe’s employees including but not limited to, all policies relating to standards of conduct, conflicts of interest and compliance with the Company’s rules and obligations. You represent that you have no agreement with or obligations to anyone or anything that would in any way conflict with any of your obligations contained in this agreement. Further, you will immediately notify En Pointe in writing of any other employment or work that you accept during your employment with En Pointe.

	1.	Although you are free to disclose the amount of your wages, you agree not to disclose the other contents of this document or to disseminate any other information about this document to any party with the exception of government authorities or legal counsel. This obligation shall survive the execution of this agreement and shall extend for a period of two (2) years from the date of execution thereof.

D. Confidentiality	2.	You acknowledge that you will receive from En Pointe Technologies certain confidential trade information about En Pointe Technologies operations including, but not limited to, customer identity, contractual terms, pricing and sourcing information and business planning data. You agree not to disclose any such confidential information to any entity or person during the course of your employment. This obligation shall survive the execution of this agreement and shall extend for a period of one (1) year from the date of execution thereof.

	3.	You agree that you will neither bring any proprietary documents from your previous employer to En Pointe Technologies, nor will you breach any contractual obligations you may with any previous employer regarding proprietary information.

	4.	In cases where a question exists about the appropriateness of information disclosure, you agree to obtain the prior approval of Corporate Human Resources.

E. Conflict of Interest	1.	You agree that during the course of your employment, you will not, directly or indirectly, compete with En Pointe Technologies in any way, nor will you act as an officer, director, employee, consultant, over five percent (5%) shareholder, lender or agent of any entity which is engaged in any business in which En Pointe Technologies is now engaged or in which En Pointe Technologies becomes engaged during the term of your employment. Any apparent conflict of interest must be disclosed to Corporate Human Resources for evaluation either at time of employment or at the time that a conflict becomes known or suspected.
GENERAL PROVISIONS CONTINUED NEXT PAGE
READ & AGREED (INITIALS):
DM:___ (EMPLOYEE)
RC: ____ (EN POINTE TECHNOLOGIES)

Mr. David L. Mochalski
May 13, 2002

ATTACHMENT D: GENERAL PROVISIONS (CONTINUED)

You agree to adhere to the following Non-Compete guidelines in the event that your employment is terminated by either you or En Pointe for any reason:

	Effective Period From Date of Termination		Prohibited Action

Engaging in “unfair competition.” “Unfair competition” includes misleading advertising, use of En Pointe’s publicity in a misleading manner, interfering with the business of En Pointe Technologies, misuse of confidential information belonging to En Pointe Technologies, and wrongful appropriation of any En Pointe Technologies trade secrets. Some specific examples of unfair competition include:

		•	Soliciting En Pointe Technologies’ clients or customers with confidential information obtained from En Pointe Technologies.
	Forever Thereafter	•	Soliciting clients or customers from any trade secret list of En Pointe Technologies customers.
F. Non-Compete Agreement		•	Breach of an employment covenant not to use En Pointe’s trade secrets to compete.
		•	Use of deceptive or unfair methods to induce En Pointe Technologies’ employees to leave, thus rendering En Pointe Technologies unable to operate its business.
		•	Divulging confidential matters or trade secrets to a competitor after termination of employment.

	90 Calendar Days (Not Applicable to Account Executives Employed in California)	In the event that either you or En Pointe terminates your employment at any time and/or for any reason, you agree that you shall not lawfully compete with En Pointe Technologies in the state in which you were employed. You further agree that you shall not contact, solicit or cause to be contacted or solicited, by telephone, fax, letter, visit, mailer or any other communication medium, any client of En Pointe Technologies with which you had contact during your employment.

	180 Calendar Days	You agree that neither you, your employer, nor any related entity you may establish will, solicit or recruit any current En Pointe Technologies employee either regular employment or a consulting assignment for a period of one hundred and eighty (180) calendar days following your termination from En Pointe Technologies for any reason.

G. Waiver	1.	Waiver by En Pointe Technologies of any of its policies on any occasion shall not be deemed to be a waiver on any other occasion.

H. Governing Law	1.	It is the intention of you and En Pointe Technologies (“the parties”) that the validity and enforceability of this Agreement, the construction of its terms and the interpretation if the rights and duties of the parties shall be governed by, and construed in accordance with, the internal substantive laws of the state in which you are employed.

	1.	This Agreement and any attachments supersede any and all agreements, either oral or written, between the parties hereto with respect to any employment by En Pointe Technologies in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding.
I. Entire Agreement	2.	In addition, and without derogation of the generality of the foregoing, it is specifically acknowledged that there have been no assurances or promises of eventual ownership interest in connection with the employment. Any modification of Attachment D of this Agreement will be effective only if changes are agreed upon in writing and signed by both parties. Modification of Attachments A-C of this Agreement may be made prospectively and unilaterally by En Pointe Technologies at any time; provided, that such modifications will be made in writing.

J. Partial Invalidity	1.	If any provision of this Agreement, or portion thereof, is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or portions of provisions, will nevertheless continue in full force without being impaired or invalidated in any way.
GENERAL PROVISIONS CONTINUED NEXT PAGE
READ & AGREED (INITIALS):
DM:___ (EMPLOYEE)
RC: ____ (EN POINTE TECHNOLOGIES)

Mr. David L. Mochalski
May 13, 2002

ATTACHMENT D: GENERAL PROVISIONS (CONTINUED)

	1.	Arbitration shall be the exclusive remedy for any dispute arising out of or related to the employer/employee relationship, including disputes concerning or related to the termination of the employer/employee relationship, and whether such disputes are based upon alleged violations of contract, statute, constitutional or other common-law rights or obligations. Such arbitration supplants, replaces and waives any right that the employee or the Company may have to pursue any dispute, claim or controversy relating to employment with, or as a result of the termination of employment from, the Company (including claims for employment discrimination and harassment), in any court, agency, tribunal or other forum, INCLUDING A CIVIL ACTION BEFORE ANY JURY.

	2.	Except to the extent specifically modified herein, all arbitrations under this policy shall be conducted in accordance with the JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes, and copies of the Arbitration Rules shall be made available to employees upon request.

	3.	Subject to any remedy to which the prevailing party may be entitled to under the law, in any arbitration conducted under this policy, each party shall pay the fees of his or her own attorneys (if any), and shall share equally the costs of the arbitration, including but not limited to, the fees of the arbitrator and the costs of a court reporter for the hearing.

K. Dispute Resolution	4.	The Arbitrator shall be empowered to award either party any remedy at law or in equity that the prevailing party would otherwise have been entitled to had the matter been litigated in court, including but not limited to, general, special and punitive damages, and injunctive relief; provided, however, that the authority to award any remedy is subject to whatever limitations, if any, exist in the applicable law on such remedies. The arbitrator shall have no jurisdiction to issue any award contrary to or inconsistent with law.

EMPLOYEE ALSO INITIALS HERE:	5.	In any arbitration conducted pursuant to this policy, either party may request the presence of a court reporter for the hearing, the costs of which shall be allocated as provided in paragraph 3 above. Following the evidentiary portion of the hearing, either party shall have the right to prepare and file with the arbitrator a post-hearing brief, not to exceed fifty (50) pages in length. Any such brief shall be served on the arbitrator and the other party within thirty (30) days of the close of the evidentiary portion of the hearing, unless the parties agree to some other time period. Either party may also request and shall be granted one extension of this time period not to exceed fifteen (15) days. The arbitrator shall have the authority to grant other extensions, or to increase the page limitation set forth above, upon the request of any party for good cause shown.

	6.	Any disputes concerning the enforcement, scope, and/or applicability of this policy shall in the first instance be determined by the arbitrator. Should either the Company or an employee disregard this arbitration policy and pursue an action subject hereto in any court or administrative agency, upon application of the aggrieved party to a court of competent jurisdiction, the court shall order the matter to arbitration and shall award the prevailing party in any such hearing its reasonable costs and attorney’s fees incurred in connection therewith.

	7.	Any arbitration conducted pursuant to this provision shall take place in Los Angeles, California unless otherwise agreed to by the parties in writing.

	8.	Should any part of this dispute resolution procedure be declared by a court of competent jurisdiction to be invalid, unlawful or otherwise unenforceable, the remaining parts shall not be affected thereby, and the parties shall arbitrate their dispute without reference to or reliance upon the invalid, unlawful or unenforceable part of the agreement.

L. Legal Review EMPLOYEE ALSO INITIALS HERE:	1.	You understand that you have the opportunity to have your legal counsel review this Agreement prior to your signing it if you deem such review to be necessary.
READ & AGREED (INITIALS):
DM:___ (EMPLOYEE)
RC: ____ (EN POINTE TECHNOLOGIES)